Exhibit 10.13(a)

SECOND AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. RETIREMENT PLAN
(as amended and restated effective as of January 1, 2012)

WHEREAS, pursuant to Section 10.1 of the Minerals Technologies Inc. Retirement Plan, as amended and restated effective as of January 1, 2012 (the “Plan”), Minerals Technologies Inc. (the “Company”) reserves the right to amend the Plan by action of its Board of Directors and now wishes to do so by the following amendment.

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the dates specified below:

1.	Effective June 26, 2013, Section 1.35 shall be amended by replacing the first sentence thereof with the following:

“‘SPOUSE’ shall mean, whether or not capitalized, with respect to any Participant, an individual to whom a Participant is legally married under the law of any domestic or foreign jurisdiction having the legal authority to sanction marriages, and references to a ‘married’ Participant mean a Participant who is legally married under the law of any domestic or foreign jurisdiction having the legal authority to sanction marriages.”

2.	Effective June 26, 2013, Section 6.2(a) shall be amended by replacing the second paragraph thereof with the following:
“With respect to a Participant who dies before June 26, 2013, solely for purposes of this Section 6.2 and solely with respect to a Participant's Accrued Benefit in excess of the Participant's Accrued Benefit as of December 31, 2008 ("post-2008 Accrued Benefits"), a person who would, prior to June 26, 2013, otherwise have been considered the Participant's spouse under the Plan, except that he or she is the same sex as the Participant, shall be treated in the same manner as a spouse for purposes of determining the preretirement death benefit payable under this Section 6.2 under the Career Earnings Formula with respect to a Participant's post-2008 Accrued Benefits.  Such Participant shall be considered to be a married Participant for purposes of the last sentence of Section 6.1 with respect to such post-2008 Accrued Benefits.”

3.	Effective as of the date hereof, Section 1.34 shall be amended by replacing it in its entirety as follows:

“1.34	‘Primary Social Security Benefit’ shall mean the annual amount available to the Participant at age 65, or later if the Participant retires after age 65, under the Old Age Insurance provisions of Title II of the Social Security Act in effect at his termination of employment, without regard to any increases in the wage base or benefit levels that take effect after the date of termination of employment, subject to the following:

(a)	A Participant’s Primary Social Security Benefit shall be determined (1) with respect to the period prior to the Participant’s termination of employment, by applying a salary scale which is the actual change in average wages from year to year as determined by the Social Security Administration, projected backwards, from the Participant’s Earnings for the calendar year in which the Participant’s termination of employment occurs (or the Participant’s Earnings during the calendar year immediately preceding the calendar year in which the Participant’s termination of employment occurs, if Earnings during such year are greater) and (2) in the event that the Participant’s termination of employment occurs prior to attainment of age 65, by assuming that the Participant’s Earnings as determined in (1) will continue to be earned by the Participant until age 65. Notwithstanding the foregoing, if a Participant whose termination of employment occurs prior to attainment of age 65 retires pursuant to Section 4.4(b)(2)(B), such Participant’s Primary Social Security Benefit shall be estimated by assuming that the Participant will not receive any income after retirement which would be treated as wages for purposes of the Social Security Act.

(b)	Notwithstanding the foregoing, actual salary history will be used to calculate the Primary Social Security Benefit if this will result in a larger benefit under the Career Earnings Formula for the Participant, but only if documentation of such history is provided by the Participant within two years after the later of his termination of employment or the date the Participant receives notice of his benefits under the Plan.”

IN WITNESS WHEREOF, the Company has authorized the undersigned to execute this amendment, and this amendment is executed on this 22nd day of December, 2014.

MINERALS TECHNOLOGIES INC.

BY:	/s/ Thomas J. Meek
Thomas J. Meek
Vice President and General Counsel
On behalf of the Retirement Committee